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                                                            THOMAS H. NELSON
                                                             (206) 340-9654
 _________________, 1998                                 tnelson@grahamdunn.com



                                                                     EXHIBIT 8.2


Glacier Bancorp, Inc.                                     Valley Bank of Helena
202 Main Street                                           3030 N. Montana Avenue
Kalispell, Montana  59903                                 Helena, Montana  59601


        Re: Share Exchange / Tax Consequences

Ladies and Gentlemen:


        This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed share exchange ("Share Exchange") between Glacier Bancorp, Inc. ("Glacier"), a Delaware corporation and bank holding corporation, and Valley Bank of Helena ("VB"), a Montana state-chartered commercial bank. Immediately prior to the Share Exchange, HUB Financial Corporation ("HUB"), a Montana corporation and bank holding company, proposes to merge with and into Glacier (the "Merger"). Prior to the Merger, HUB owned approximately 86.5 percent of the issued and outstanding common stock of VB.


        We have acted as legal counsel to Glacier in connection with the Share Exchange. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

        (a) The Plan and Agreement of Merger, dated as of December 30, 1997, between Glacier and HUB (the "Merger Agreement");

        (b) Agreement and Plan of Share Exchange, dated as of December 30, 1997, between Glacier and VB (the "Plan");

        (c) Form S-4 Registration Statement of Glacier filed with the Securities and Exchange Commission on ____________, 1998;

        (d) The Proxy Statement of HUB (included as part of the Registration Statement);

        (e) The Proxy Statement of VB (included as part of the Registration Statement);

        (f) The factual representations set forth in a letter from Glacier and VB, dated ___________________, 1998; and